Exhibit 99.1

Cerecor Inc. Reports Third Quarter 2016 Financial Results

BALTIMORE—(Marketwired)—November  8, 2016—Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders, today announced its financial results for the third quarter ended September 30, 2016.

“In the third quarter, we made important progress in our two most advanced clinical programs and made an exciting addition to our development pipeline with the acquisition of CERC-611, which positions Cerecor to potentially address the significant unmet medical need of treating seizures associated with epilepsy,”  said Dr. Uli Hacksell, President and Chief Executive Officer of Cerecor. “We also increased our financial flexibility heading into 2017 by entering into a $15 million common stock purchase agreement with Aspire Capital. We eagerly await top-line data from our Phase 2 studies with CERC-301 for the adjunctive treatment of major depressive disorder and CERC-501 for smoking cessation, which we anticipate later in November and December, respectively.”

Third Quarter and Recent Highlights

Research and Development

CERC-301

•	Completed enrollment of our ongoing Phase 2 study as an oral, adjunctive treatment of major depressive disorder and announced that top-line data is now expected this month.

CERC-501

•	Completed enrollment of our ongoing Phase 2 study for smoking cessation and announced that top-line data is now expected in December.

•	Initiated a second Phase 2 study in smokers in collaboration with Yale University, which is supported by funding from the National Institutes of Health (“NIH”).

•	Announced plans to conduct a Phase 2 study as an adjunctive treatment of major depressive disorder (“MDD”) expected to commence in 2017.

CERC-611

•

Acquired exclusive, worldwide rights to CERC-611 (formerly known as LY3130481), a potent and selective Transmembrane AMPA Receptor Regulatory Proteins (“TARP”) γ-8-dependent α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid (“AMPA”) receptor antagonist, from Eli Lilly and Company (“Lilly”).

Business and Leadership

•	Entered into a $15.0 million common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”) in September, from which $1.7 million of gross proceeds have been received to date.

•

Earned approximately $1.0 million in grant revenue from the National Institute on Drug Abuse at the NIH during the nine months ended September 30, 2016. The grant proceeds provided additional resources for our ongoing Phase 2 study with CERC-501 for smoking cessation.

Third Quarter 2016 Financial Results

Cerecor reported a net loss of $6.2 million, or $0.70 per common share1, for the third quarter of 2016, compared to a net loss of $0.7 million, or $1.06 per common share2, for the third quarter of 2015.

As of September 30, 2016, Cerecor’s cash and cash equivalents totaled $8.8 million, compared to $21.2 million at December 31, 2015. This decrease resulted from the funding of our research and development activities, our ongoing operations, and payments made on our term loan, offset by proceeds from initial sales of our common stock under the common stock purchase agreement with Aspire Capital.

Research and development expenses increased to $4.6 million for the third quarter of 2016, compared to $1.2 million for the third quarter of 2015. The increase was driven primarily by the recording of the $2.0 million in initial payments in connection with the license of CERC-611. Additionally, costs for CERC-301 and CERC-501 increased due to the significant enrollment activity experienced during the quarter for each product candidate’s respective ongoing Phase 2 study.

General and administrative expenses increased to $1.7 million for the third quarter of 2016, compared to $0.7 million for the third quarter of 2015. The increase was driven primarily by legal, consulting and other professional fees associated with becoming a public company,  increased stock-based compensation expense and increased salaries and related costs.

About Cerecor

Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates, CERC-301 and CERC-501, as well as two earlier stage programs.

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate receptor antagonist that is currently in a Phase 2 clinical trial as an oral, rapidly acting adjunctive treatment for patients with severe MDD who are failing to achieve an adequate response to their current antidepressant treatment. We expect top-line data from this trial in November 2016. Cerecor received fast track designation by the United States Food and Drug Administration (“FDA”) in 2013 for CERC‑301 for the treatment of MDD. We believe CERC‑301 has the potential to be a first-in-class medication that may significantly reduce depressive symptoms in a matter of days.

CERC-501 is a potent and selective kappa opioid receptor antagonist that is currently in a Phase 2 clinical trial for smoking cessation. We expect top-line data from this trial in December 2016. In addition to Cerecor’s Phase 2 trial, three externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress related smoking relapse and cocaine addiction. One study is being conducted under the auspices of the National Institute of Mental Health, the second is a collaboration between Cerecor and Yale University with funding from the NIH and the third is being conducted at Rockefeller University Hospital with funding from a private foundation.

1.	Based on weighted-average common shares outstanding of 8,756,393.
2.	Based on weighted-average common shares outstanding of 649,721.

CERC-611 is a potent and selective TARP γ-8-dependent AMPA receptor antagonist, which we plan to develop as an adjunctive therapy for the treatment of partial-onset seizures with or without secondarily generalized seizures in patients with epilepsy. We expect to file an investigational new drug application with the FDA and thereafter commence Phase 1 development in 2017.

Cerecor’s brain penetrant catechol‑O‑methyltransferase inhibitors, including CERC-406, are in preclinical development and may have potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, potential benefits of product candidates, the expected timing of the commencement of clinical trials, the expected timing of data from clinical trials, technology enhancements and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cerecor Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Grant revenue	$321	$—	$972	$—
Operating expenses:
Research and development	4,582	1,237	9,377	4,836
General and administrative	1,703	722	5,989	2,498
Loss from operations	(5,964)	(1,959)	(14,394)	(7,334)
Other income (expense):
Change in fair value of warrant liability, unit purchase option liability and investor rights obligation	(101)	1,465	(58)	1,127
Interest income (expense), net	(104)	(197)	(381)	(635)
Total other income (expense)	(205)	1,268	(439)	492
Net loss	$(6,169)	$(691)	$(14,833)	$(6,842)
Net loss per share of common stock, basic and diluted	$(0.70)	$(1.06)	$(1.71)	$(10.53)
Weighted-average shares of common stock outstanding, basic and diluted	8,756,393	649,721	8,685,818	649,721

Cerecor Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,815	$21,162
Grants receivable	379	—
Prepaid expenses and other current assets	210	402
Restricted cash, current portion	88	59
Total current assets	9,492	21,623
Property and equipment, net	41	35
Restricted cash, net of current portion	50	—
Total assets	$9,583	$21,658
Liabilities and stockholders’ equity
Liabilities	$8,996	$8,574
Stockholders’ equity	587	13,084
Total liabilities and stockholders’ equity	$9,583	$21,658

Media Contact

MacDougall Biomedical Communications

Doug MacDougall or Joe Rayne – 781-235-3060

ir@cerecor.com